Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-207478) on Form S-8 of LivaNova PLC and subsidiaries of our report dated June 15, 2015, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Cyberonics, Inc. for the 52 weeks ended April 24, 2015, which report appears in the December 31, 2017 annual report on Form 10-K of LivaNova PLC.

/s/ KPMG LLP
Houston, TX
February 28, 2018